Exhibit 99.1

ACE Limited Bärengasse 32 CH-8001 Zurich Switzerland	+41 (0)43 456 76 00 main +41 (0)43 456 76 01 fax www.acegroup.com

Investor Contact:	Helen M. Wilson (441) 299-9283 helen.wilson@acegroup.com

Media Contact:	Stephen M. Wasdick (212) 827-4444 stephen.wasdick@acegroup.com

ACE REPORTS RECORD QUARTERLY OPERATING INCOME OF $857 MILLION;

GLOBAL P&C NET PREMIUMS UP OVER 10.5% IN CONSTANT DOLLARS;

P&C UNDERWRITING INCOME UP 67% WITH P&C COMBINED RATIO OF 86.5%;

OPERATING RETURN ON EQUITY IS 13%

•	Record operating income of $2.49 per share, up 23.9% from prior year
•	Net income of $916 million, up 43.1%; year-to-date net income up 42.2%
•	Book value per share up 3.4% and tangible book value per share up 3.9% in the quarter
•	P&C current accident year underwriting income excluding catastrophe losses up over 175% with combined ratio of 89.8%

ZURICH — October 22, 2013 — ACE Limited (NYSE: ACE) today reported net income for the quarter ended September 30, 2013, of $2.66 per share, compared with $1.86 per share for the same quarter last year.(1) Operating income was $2.49 per share, compared with $2.01 per share for the same quarter last year. Book value and tangible book value per share increased 3.4% and 3.9%, respectively, from June 30, 2013. Book value and tangible book value per share now stand at $82.98 and $66.91, respectively. Operating return on equity for the quarter was 13.0%. The property and casualty (P&C) combined ratio for the quarter was 86.5%.

Third Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share – Diluted)
	2013	2012	Change	2013	2012	Change

Operating income, net of tax	$857	$688	24.6%	$2.49	$2.01	23.9%
Net realized gains (losses), net of tax	59	(48)	NM	0.17	(0.15)	NM

Net income	$916	$640	43.1%	$2.66	$1.86	43.0%

For the nine months ended September 30, 2013, net income was $8.02 per share, compared with $5.67 per share for 2012. Operating income was $6.95 per share, compared with $6.23 per share for 2012. Book value increased $687 million, up 2.5% from December 31, 2012, and tangible book value increased $197 million, up 0.9%. Operating return on equity was 12.3% year to date. The P&C combined ratio for the nine months ended September 30, 2013, was 87.5%.

Nine Months Ended Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share – Diluted)
	2013	2012	Change	2013	2012	Change

Operating income, net of tax	$2,393	$2,132	12.2%	$6.95	$6.23	11.6%
Net realized gains (losses), net of tax	367	(191)	NM	1.07	(0.56)	NM

Net income	$2,760	$1,941	42.2%	$8.02	$5.67	41.4%

Evan G. Greenberg, Chairman and Chief Executive Officer of ACE Limited, commented: “ACE had another record quarter driven by exceptionally strong underwriting results and double-digit constant-dollar global P&C premium revenue growth. We produced $857 million in after-tax operating income and our operating ROE was 13%. Per share book value increased 3.4% and is now up 2.6% for the year.

“We achieved a P&C combined ratio of 86.5%. While we benefited from a relatively benign quarter for catastrophes, more fundamentally, we experienced margin improvement in both North America, as a result of better pricing and mix of business, and internationally, as a result of product and geographic mix. We also continued to benefit from our portfolio management capabilities, which are an essential component of good underwriting management, combined with our broad product offering, physical geographic presence and culture of execution discipline.

“Global P&C net premiums written, which exclude agriculture, grew 9% in the quarter and over 10.5% on a constant-dollar basis. We experienced revenue growth in all of our insurance businesses – commercial P&C, accident and health, personal lines and life – and in all territories – North America, Europe, Asia and Latin America. We are firing on all cylinders and continuing to achieve strong, broad-based growth despite the economic and political headwinds we are confronting in all regions of the world.”

For better investor understanding of company performance and consistent with how management views the business, the results of the company’s agriculture business, given its size and nature, are identified separately from the balance of the company’s P&C business, which will be called “global P&C.” Global P&C includes the company’s Insurance – North American P&C, Insurance – Overseas General and Global Reinsurance segments. Operating highlights for the quarter ended September 30, 2013, were as follows: (1)

•	Total company net premiums written and P&C net premiums written both decreased 2.0%, or 0.9% on a constant-dollar basis, primarily as a result of lower agriculture premiums. Global P&C net premiums written increased 8.9%, or 10.6% on a constant-dollar basis.
•	P&C underwriting income was $558 million compared with $335 million in 2012. Global P&C underwriting income was $493 million compared with $473 million in 2012.

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•	P&C current accident year underwriting income excluding catastrophe losses increased 179.8% to $426 million. Global P&C current accident year underwriting income excluding catastrophe losses increased 27.8% to $369 million.
•	The P&C combined ratio was 86.5% compared with 92.0% last year. The global P&C combined ratio was 85.0% compared with 84.4% last year.
•	The P&C current accident year combined ratio excluding catastrophe losses was 89.8% compared with 96.5% last year. The global P&C current accident year combined ratio excluding catastrophe losses was 88.9% compared with 90.5% last year.
•	The P&C expense ratio was 25.8% compared with 23.1% last year primarily due to lower agriculture premiums, which carry a lower expense ratio. The global P&C expense ratio was 31.3% compared with 31.6% last year.
•	Total pre-tax and after-tax catastrophe losses including reinstatement premiums were $78 million (1.8 percentage points of the combined ratio) and $70 million, respectively, compared with $53 million and $41 million, respectively, in 2012.
•	Favorable prior period development pre-tax was $210 million, representing 5.1 percentage points of the combined ratio, compared with $236 million last year.
•	Operating cash flow was $928 million.
•	Net loss reserves increased $504 million in the quarter.
•	Net investment income was $522 million compared to $533 million last year due to lower reinvestment rates, lower private equity distributions, and the negative impact of foreign exchange.
•	Net realized and unrealized gains pre-tax totaled approximately $55 million.
•	Operating return on equity was 13.0% for the quarter and 12.3% year to date. Return on equity computed using net income was 13.2% for both the quarter and year to date.
•	Book value per share increased 3.4% to $82.98 compared with $80.26 at June 30, 2013, and increased 2.6% from $80.90 at December 31, 2012.
•	Tangible book value per share increased 3.9% to $66.91 from $64.40 at June 30, 2013, and increased 1.0% from $66.28 at December 31, 2012. Tangible book value was negatively affected by goodwill and intangibles relating to the acquisitions of Fianzas Monterrey and ABA Seguros. Excluding the impact of the acquisitions, tangible book value per share increased 3.6% from December 31, 2012.

Details of financial results by business segment are available in the ACE Limited Financial Supplement. Key segment items for the quarter ended September 30, 2013, include:

•	Insurance – North American P&C: Net premiums written increased 9.3%. The combined ratio was 88.3% compared with 85.3%. The combined ratio was negatively impacted by a $23 million decrease in underwriting income resulting from a $61 million decrease in favorable prior period development ($80 million in 2012 to $19 million in 2013) due to adverse development on legacy environmental claims, offset by lower catastrophe losses of $16 million and improved current accident year underwriting income excluding catastrophe losses of $22 million. The current accident year combined ratio excluding catastrophe losses was 88.3% compared with 88.8%.
•	Insurance – North American Agriculture: Net premiums written decreased 30.8% or $359 million due to an increase in proportional reinsurance purchased in 2013 and an adjustment in the cession to the federal government in the prior year due to the 2012 drought. The combined ratio was 92.3% compared with 111.8%. The current quarter combined ratio reflects an increase of approximately two points in the full-year loss ratio as a result of a significant decrease in corn commodity prices when compared to the original base prices used at the time of insurance contract purchase. A combined ratio consistent with the historical average of just below 90% is currently projected for the fourth quarter of 2013. Current quarter results include a net underwriting gain of $65 million ($51 million after-tax). The prior year results included a net underwriting loss of $138 million ($91 million after-tax) primarily driven by the 2012 drought.

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•	Insurance – Overseas General: Net premiums written increased 13.5%, or 17.4% on a constant-dollar basis. The combined ratio was 82.2% compared with 82.7%.
•	Global Reinsurance: Net premiums written decreased 13.6%. Adjusted for a one-time transaction in the prior year, net premiums written decreased 1.6%. The combined ratio was 65.8% compared with 72.7%.
•	Life: Operating income was $75 million compared with $87 million. The decrease was split equally between the company’s life reinsurance business and a one-time prior year benefit in the company’s international life insurance business. Net premiums written and deposits collected, excluding life reinsurance, increased 6.2% on a constant-dollar basis.

The company is updating its July guidance for full-year 2013 to account for the positive prior period reserve development, lower-than-planned catastrophe losses, and better current accident year results excluding catastrophe losses in the third quarter. The range is $8.65 to $8.90 per share in after-tax operating income for the year. This includes estimated catastrophe losses of $95 million after-tax for the fourth quarter of the year. Guidance for the balance of the year is for the current accident year only.

Please refer to the ACE Limited Financial Supplement, dated September 30, 2013, which is posted on the company’s website in the Investor Information section, and access Financial Reports for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio and capital structure.

ACE will hold its third quarter earnings conference call on Wednesday, October 23, 2013, beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at www.acegroup.com or by dialing 800-347-6311 (within the United States) or 719-325-4780 (international), passcode 1886729. Please refer to the ACE Group website in the Investor Information section under Calendar of Events for details. A replay of the call will be available until Wednesday, November 6, 2013, and the archived webcast will be available for approximately one month. To listen to the replay, please dial 888-203-1112 (in the United States) or 719-457-0820 (international), passcode 1886729.

ACE Group is one of the world’s largest multiline property and casualty insurers. With operations in 53 countries, ACE provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. ACE Limited, the parent company of ACE Group, is listed on the New York Stock Exchange (NYSE: ACE) and is a component of the S&P 500 index. Additional information can be found at: www.acegroup.com.

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(1)	All comparisons are with the same period last year unless specifically stated.

Regulation G — Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. The below non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Operating income, P&C underwriting income, operating ROE, P&C combined ratio, and P&C combined ratio excluding catastrophe losses and PPD includes realized gains and losses associated with fair value changes on our crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing will impact underwriting results. As such, we view changes in the fair value of these derivatives as part of the results of our operations and therefore realized gains and losses from these derivatives are reclassified to losses and loss expenses. Pre-tax losses from fair value changes in these derivatives were $1 million for the three and nine months ended September 30, 2013.

Global P&C performance metrics comprise consolidated operating results (including corporate and other) and exclude the operating results of the company’s Life and Insurance – North American Agriculture segments. We believe that these measures are useful and meaningful to investors as they are used by management to assess the company’s global P&C operations which are the most economically similar. We exclude the Insurance – North American Agriculture and Life segments because the results of these businesses do not always correlate with the results of our global P&C operations.

Operating income or income excluding net realized gains (losses), net of tax is a common performance measurement for insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) and net realized gains (losses) included in other income (expense) related to partially-owned entities because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities.

Underwriting income is calculated by subtracting losses and loss expenses, policy benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest and income tax expense and net realized gains (losses). Current accident year underwriting income is underwriting income adjusted to exclude prior period development (PPD). We believe it is useful to exclude PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. Life underwriting income includes net investment income and gains (losses) from fair value changes in separate account assets that do not qualify for separate account reporting under generally accepted accounting principles (GAAP). P&C underwriting income and consolidated underwriting income are also non-GAAP financial measures. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Operating return on equity (ROE) or ROE calculated using income excluding net realized gains (losses) is an annualized financial measure. The ROE numerator includes income adjusted to exclude net realized gains (losses), net of tax. The ROE denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, net of tax. To annualize a quarterly rate, multiply by four. Annualized ROE calculated using income excluding realized gains (losses) is a useful measure as it enhances the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity excluding the effect of unrealized gains and losses on our investments.

P&C combined ratio excluding catastrophe losses and PPD or current accident year P&C combined ratio excluding catastrophe losses exclude impacts of catastrophe losses and PPD. We believe this measure provides a better evaluation of our core underwriting performance and enhances the understanding of the trends in our property & casualty business that may be obscured by these items.

Net premiums written on a constant-dollar basis and P&C net premiums written on a constant-dollar basis are financial measures which exclude the impact of foreign exchange. We believe it is useful to evaluate the trends in net premiums written, exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

Life net premiums written and deposits collected, excluding life reinsurance, is adjusted to include deposits collected on universal life and investment contracts (life deposits) and exclude results from our life reinsurance business. Life deposits are properly not reflected as revenues in our consolidated statements of operations in accordance with GAAP. We include life deposits in presenting growth in our Life business because new life deposits are an important component of production and key to our efforts to grow our business. We exclude results associated with life reinsurance as there is no new life reinsurance business currently being written.

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Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful.

Tangible book value per common share excluding 2013 acquisitions is shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding. The numerator adds back the goodwill and other intangible assets related to the 2013 acquisitions of Fianzas Monterrey and ABA Seguros in order to control for the distortive effect of acquisitions.

See reconciliation of Non-GAAP Financial Measures on pages 21-22 in the Financial Supplement. These measures should not be viewed as a substitute for net income, return on equity, or effective tax rate determined in accordance with GAAP.

NM — not meaningful comparison

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance and guidance, investments, economic outlook and insurance market conditions, reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

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ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	September 30	December 31
	2013	2012
Assets
Investments	$60,342	$60,264
Cash	768	615
Insurance and reinsurance balances receivable	5,089	4,147
Reinsurance recoverable on losses and loss expenses	11,477	12,078
Other assets	16,908	15,441

Total assets	$94,584	$92,545

Liabilities
Unpaid losses and loss expenses	$37,882	$37,946
Unearned premiums	7,794	6,864
Other liabilities	20,690	20,204

Total liabilities	66,366	65,014

Shareholders’ equity
Total shareholders’ equity	28,218	27,531

Total liabilities and shareholders’ equity	$94,584	$92,545

Book value per common share	$82.98	$80.90

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ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
Gross premiums written	$6,373	$6,007	$17,366	$16,447
Net premiums written	4,620	4,716	12,809	12,418
Net premiums earned	4,610	4,665	12,250	11,829
Losses and loss expenses	2,655	3,047	6,831	6,970
Policy benefits	138	130	379	379
Policy acquisition costs	678	609	1,957	1,810
Administrative expenses	563	519	1,641	1,543

Underwriting income	576	360	1,442	1,127
Net investment income	522	533	1,587	1,614
Net realized gains (losses)	40	(60)	350	(194)
Interest expense	72	63	205	187
Other income (expense):
Gains (losses) from separate account assets	14	14	7	18
Other	(9)	3	(29)	(32)
Income tax expense	155	147	392	405

Net income	$916	$640	$2,760	$1,941

Diluted earnings per share:
Operating income	$2.49	$2.01	$6.95	$6.23
Net income	$2.66	$1.86	$8.02	$5.67
Weighted average diluted shares outstanding	343.8	342.9	344.1	342.4
Loss and loss expense ratio	60.7%	68.9%	59.0%	62.6%
Policy acquisition cost ratio	14.3%	12.7%	15.7%	15.0%
Administrative expense ratio	11.5%	10.4%	12.8%	12.6%

Combined ratio	86.5%	92.0%	87.5%	90.2%

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ACE Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
Gross Premiums Written
Insurance - North American P&C	$2,135	$1,921	$6,281	$5,884
Insurance - North American Agriculture	1,446	1,424	2,444	2,329
Insurance - Overseas General	2,018	1,841	6,188	5,777
Global Reinsurance	264	310	903	921
Life	510	511	1,550	1,536

Total	$6,373	$6,007	$17,366	$16,447

Net Premiums Written
Insurance - North American P&C	$1,500	$1,373	$4,313	$3,915
Insurance - North American Agriculture	805	1,164	1,371	1,775
Insurance - Overseas General	1,571	1,384	4,821	4,387
Global Reinsurance	265	307	836	879
Life	479	488	1,468	1,462

Total	$4,620	$4,716	$12,809	$12,418

Net Premiums Earned
Insurance - North American P&C	$1,444	$1,306	$4,210	$3,802
Insurance - North American Agriculture	849	1,166	1,252	1,609
Insurance - Overseas General	1,611	1,432	4,633	4,243
Global Reinsurance	239	281	731	748
Life	467	480	1,424	1,427

Total	$4,610	$4,665	$12,250	$11,829

Operating Income (Loss)
Insurance - North American P&C	$342	$315	$1,044	$929
Insurance - North American Agriculture	50	(92)	83	(37)
Insurance - Overseas General	320	302	815	748
Global Reinsurance	131	139	431	425
Life	75	87	221	250
Corporate	(61)	(63)	(201)	(183)

Total	$857	$688	$2,393	$2,132

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